UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2019

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

Two North Riverside Plaza, Suite 1300
Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

BMO Credit Agreement

On April 12, 2019, FreightCar America, Inc. (the “Company”) entered into a Credit and Security Agreement (the “BMO Credit Agreement”) by and among the Company and certain of its subsidiaries, as borrowers and guarantors (together with the Company, the “Borrowers”), and BMO Harris Bank N.A., as lender (“BMO”). Pursuant to the BMO Credit Agreement, BMO extended an asset backed credit facility, in the maximum aggregate principal amount of up to $50.0 million, consisting of revolving loans and a sub-facility for letters of credit not to exceed the lesser of $10.0 million and the amount of the revolving credit facility.

The BMO Credit Agreement replaces the Company’s prior revolving credit facility pursuant to a Credit Agreement dated as of July 26, 2013, among the Company and certain of its subsidiaries, as borrowers and guarantors, Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer, and the lenders party thereto, as amended from time to time, which was terminated effective April 12, 2019 and otherwise would have matured on July 26, 2019.

The BMO Credit Agreement has a term ending on April 12, 2024. Revolving loans outstanding thereunder will bear interest, at Borrowers’ option and subject to the provisions of the BMO Credit Agreement, at Base Rate (as defined in the BMO Credit Agreement) or LIBOR Rate (as defined in the BMO Credit Agreement) plus the Applicable Margin for each such interest rate set forth in the BMO Credit Agreement.

The BMO Credit Agreement provides for a revolving credit facility with maximum availability of $42.5 million, subject to borrowing base requirements set forth in the BMO Credit Agreement, which generally limit availability under the revolving credit facility to (a) 85% of the value of eligible accounts, (b) 90% of the value of eligible accounts supported by credit insurance or letters of credit acceptable to BMO, and (c) up to the lesser of (i) 85% of the net orderly liquidation value of eligible inventory, (ii) 75% of the cost of eligible inventory and (iii) $30,000,000, and as reduced by the greater of $7,500,000 and 15% of the revolving credit facility and other reserves established by BMO from time to time.

The BMO Credit Agreement has both affirmative and negative covenants, including, without limitation, limitations on indebtedness, liens and investments. The BMO Credit Agreement also provides for customary events of default.

Pursuant to the terms and conditions set forth in the BMO Credit Agreement, each of the Borrowers granted to BMO a continuing lien upon all of such Borrowers’ assets to secure the obligations of the Borrowers under the BMO Credit Agreement.

M&T Credit Agreement

On April 16, 2019, Freightcar America Leasing 1, LLC, an indirect wholly-owned subsidiary of the Company (“Freightcar Leasing Borrower”) entered into a Credit Agreement (the “M&T Credit Agreement” and, together with the BMO Credit Agreement, the “Credit Agreements”) with M & T Bank, N.A., as lender (“M&T”). Pursuant to the M&T Credit Agreement, M&T extended a revolving credit facility to Freightcar Leasing Borrower in an aggregate amount of up to $40.0 million for the purpose of purchasing railcars from the Company which will be leased to third parties.

Freightcar Leasing Borrower also entered into a Security Agreement on April 16, 2019 (the “M&T Security Agreement) pursuant to which it granted a security interest in all of its assets to M&T to secure its obligations under the M&T Credit Agreement.

On April 16, 2019, Freightcar America Leasing, LLC, a wholly-owned subsidiary of the Company and parent of Freightcar Leasing Borrower (“Freightcar Leasing Guarantor”), entered into (i) a Guaranty Agreement (the “M&T Guaranty Agreement”) pursuant to which Freightcar Leasing Guarantor guaranties the repayment and performance of certain obligations of Freightcar Leasing Borrower and Freightcar Leasing Guarantor and (ii) a Pledge Agreement (the “M&T Pledge Agreement”) pursuant to which Freightcar Leasing Guarantor pledged all of the equity of Freightcar Leasing Borrow held by Freightcar Leasing Guarantor.

The loans under the M&T Credit Agreement are non-recourse to the assets of the Company or its subsidiaries other than the assets of Freightcar Leasing Borrower and Freightcar Leasing Guarantor.

The M&T Credit Agreement has a term ending on April 16, 2021. Loans outstanding thereunder will bear interest, accrued daily, at the Adjusted LIBOR Rate (as defined in the M&T Credit Agreement) or the Adjusted Base Rate (as defined in the M&T Credit Agreement).

The M&T Credit Agreement has both affirmative and negative covenants, including, without limitation, maintaining an Interest Coverage Ratio (as defined in the M&T Credit Agreement) of not less than 1.25:1.00, measured quarterly and limitations on indebtedness, loans, liens and investments. The M&T Credit Agreement also provides for customary events of default.

The foregoing descriptions of the Credit Agreements, the M&T Security Agreement, the M&T Guaranty Agreement and M&T Pledge Agreement are qualified in their entirety by reference to the BMO Credit Agreement, the M&T Credit Agreement, the M&T Security Agreement, the M&T Guaranty Agreement and M&T Pledge Agreement, which will be filed in accordance with SEC regulations.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 1.02.

Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FREIGHTCAR AMERICA, INC.

Date: April 17, 2019	By:	/s/ Georgia L. Vlamis
		Name:	Georgia L. Vlamis
		Title:	Vice President, General Counsel, Corporate Secretary and Human Resources